HALLIBURTON COMPANY
                                   EXHIBIT 11
                       COMPUTATION OF EARNINGS PER SHARE
                  FOR THE THREE YEARS ENDED DECEMBER 31, 1993

   The calculation below for earnings per share of the $2.50 par value Common Stock of the Company on a primary and fully diluted basis is submitted in accordance with Regulation S-K item 601(b)(11).

                                                     1993             1992             1991
                                                  -----------      -----------      -----------
                                                       (In millions except per share data)
Primary:
  Income (loss) before changes
    in accounting methods                         $   (161.0)      $   (123.5)      $     26.6
  Changes in accounting methods                           -             (13.8)              -
                                                  -----------      -----------      -----------
  Net income (loss)                                   (161.0)          (137.3)            26.6
                                                  ===========      ===========      ===========

  Average number of common shares outstanding          112.5            107.1            106.9

Primary earnings (loss) per share:
  Before changes in accounting methods            $     (1.43)     $     (1.15)     $      0.25
  Changes in accounting methods                           -              (0.13)             -
  Net income (loss)                                     (1.43)           (1.28)            0.25

- -----------------------------------------------------------------------------------------------

Fully diluted:
  Income (loss) before changes
    in accounting methods                         $   (161.0)      $   (123.5)      $     26.6
  Add after-tax interest expense applicable to
    Zero Coupon Convertible Subordinated
    Debentures due 2006                                 11.6              9.4              9.6
                                                  -----------      -----------      -----------
  Adjusted income before changes
    in accounting methods                             (149.4)          (114.1)            36.2
  Changes in accounting methods                           -             (13.8)              -
                                                  -----------      -----------      -----------
  Adjusted net income (loss)                      $   (149.4)      $   (127.9)      $     36.2
                                                  ===========      ===========      ===========

  Adjusted average number of common shares
    outstanding                                        117.4            112.1            110.9

Fully diluted earnings (loss) per share:
  Before changes in accounting methods            $     (1.27)     $     (1.02)     $      0.33
  Changes in accounting methods                           -              (0.12)             -
  Net income (loss)                                     (1.27)           (1.14)            0.33

The foregoing computations do not reflect any significant potentially dilutive effect the Company's Preferred Stock Purchase Rights Plan could have in the event such Rights become exercisable and any shares of either Series A Junior Participating Preferred Stock or Common Stock of the Company are issued upon the exercise of such Rights. Reference is made to Note 10 to the financial statements of this Annual Report.